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                                                                EXHIBIT 10.13


                                 IMMUSOL, INC.
              3050 Science Park Road   San Diego, California 92121
                                 (619) 677-0182
                                 (619) 677-0587 Fax

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August 23, 1994



Mr. Jack Barber, Ph.D.
11168 Carlota Street
San Diego, CA  92129

Dear Jack:

        On behalf of the Board of Directors of Immusol, Inc. (the "Company"), I am pleased to offer you the position of Senior Director of Research and Development. In this position, you will report to the Company's Chief Executive Officer and be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be mutually agreed on.

        The terms of this offer of employment are as follows:

        1. Compensation: The Company will pay you an annual salary of $100,000 in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

        2. Benefits: You will be entitled during the term of your employment to the Company's standard vacation, family medical and dental benefits and other benefits enjoyed by officers of the Company (the "Benefits"), as such may be in effect from time to time.

        3. Stock Option. Subject to action by the Company's board of directors and in compliance with applicable state and federal securities laws, the Company will grant to you an option 1) to purchase 130,000 shares of the Company's Common Stock pursuant to the Company's 1992 Stock Plan (the "Plan"). The exercise price of the option will be $0.06 per share. 2) Upon filing with FDA Immusol's first phase II clinical trial, the company shall grant an additional option for 20,000 shares. The exercise price of this option shall be at the then current fair market value of Immusol's common stock. The proposed option exercisable for up to a total of
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150,000 shares. The incentive stock option plan is exercisable over ten years from first day of your employment. The option will vest over four years with 1/4 of the shares subject to the option vesting one year from the effective date of your employment and 1/48 of the shares vesting at the end of each full month thereafter until all shares are vested, subject to all provisions of the Plan and your continued employment with the Company.

        4. At-will Employment. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

        5. Proprietary Information Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Employee Proprietary Information Agreement attached hereto, along with a copy of this offer letter.

        6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

        General. This offer letter, the Employee Proprietary Information Agreement and the agreement(s) representing stock options granted to you under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law. This offer will expire on August 31, 1994

We look forward to you joining the Company if the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed and signed Employee Proprietary Information Agreement.


Accepted                                        Sincerely


/s/  JACK BARBER                                /s/  TSVI GOLDENBERG
- -----------------------------                   -------------------------------
Jack Barber                                     Tsvi Goldenberg

Jack Barber, Ph.D.                              Tsvi Goldenberg, Ph.D.
08/30/94                                        Chairman and Chief Executive
                                                Officer
Tentative Start Date
10/03/94